EXHIBIT 4.1.2

Dated 8th of December 2010___

RBC CEES TRUSTEE LIMITED

Deed of Variation

Deloitte LLP

1 Woodborough Road

Nottingham NG1 3FG

Tel: 0115 950 0511

THIS DEED is made on the 8th day of _______ 2010___________________
by RBC cees Trustee Limited whose registered office is situated at 19-21 Broad Street, St Helier, Jersey, Channel Islands, JE1 3PB (“the Trustee”), in its capacity as Trustee of the Aviva Capital Accumulation Plan (“the Trust”).

Supplemental to:

(A)	The declaration of trust dated 25 April 2006 (“the Declaration of Trust”); and

(B)	The revocable declarations and instruments of appointment made by the Trustee on each of 27 April 2006, 6 June 2006, 8 June 2006, 7 July 2006, 20 December 2006, 26 April 2007, 2 May 2008, 6 May 2009, 27 July 2009 and 17 May 2010 (together “the Instruments”).

Whereas:

(A)	In exercise of its power under Clause 2 of the Declaration of Trust the Trustee has executed the Instruments so that those parts of the Trust Fund specified in the Instruments and the income thereof is held upon Trust for the benefit of the Restricted Beneficiaries on the terms set out in the Instruments;

(B)	In accordance Clause 14 of the Declaration of Trust the Trustee has power, with the consent of Aviva Plc (“the Company”), to restrict the future exercise of any powers conferred on it by the Trust or by law.

(C)	The Trustee wishes to restrict the future exercise of its powers of investment under Clause 9 of the Declaration of Trust;

(D)	The Trustee has determined that the terms of the Instruments shall be amended in the manner set out below.

(E)	The Company has given its consent to the Trustee.

NOW THIS DEED of Variation WITNESSES:

1	INTERPRETATION

1.1	Interpretation

(a)	Words not otherwise defined shall have the same meanings as in the Declaration of Trust and the Instruments.

(b)	The headings are for the sake of convenience only and should be ignored when construing the provisions of this Deed of Variation.

(c)	Where the context so admits or requires, words imparting the singular shall include the plural and vice versa and words imparting the masculine shall include the feminine.

(d)	References to clauses are, unless stated otherwise, references to clauses of this Deed of Variation.

1

2	Variation

2.1	Application of Clause 5 of the Instruments

Clause 5 of the Instruments shall apply subject to the terms of this Deed of Variation.

2.2	Investment of Appointed Assets under the terms of the Instruments

Where the provisions of Clauses 5(b)(i) and 5(c)(i) of the Instruments apply:

(a)	the Trustee shall not acquire or otherwise invest in freehold or leasehold residential real property or any other asset that confers a right or entitlement to the residential occupation of real property; and

(b)	for the purposes of this Clause 2.2 the terms “residential” and “residential occupation” shall include the occupation of real property as a residence overnight or for any longer period.

2.3	Use of Appointed Assets under the terms of the Instruments

Clauses 5(b)(ii) and 5(c)(iii) of the Instruments shall no longer have any effect and where Clause 5(b) of the Instruments applies the Trustee shall not make any payment or transfer any asset to or for the benefit of any Restricted Beneficiary unless the Company in its absolute discretion authorises the Trustee in writing to do so.

IN WITNESS WHEREOF the Trustee has duly executed this DEED of VARIATION which is delivered on the first date written above.

EXECUTED as a DEED by	)
RBC cees Trustee Limited	)
acting by:	)

…………………………..

Authorised Signatory

…………………………..

Authorised Signatory

2